ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: July 2, 2007

Efficient Allocation Return Notes (EARNs) Linked to a Global Index Basket Composed of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index

2 Years and 3 Months Maturity	■ 100% Protection Allocation	■ 50% / 30% / 20% Efficient

Indicative Terms & Conditions – July 2, 2007	Offering Period: July 2, 2007 – July 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:	Efficient Allocation Return Notes (EARNs) Linked to a Global Index Basket Composed of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index due October 30, 2009 (the “Notes”)

Denominations	:	$1,000 per Note (minimum investment $1,000)

Underlying	:

Basket of the following three indices (the “Underlying Indices”):

•     S&P 500® Index (Bloomberg: SPX <Index>)

•     Dow Jones EURO STOXX 50® Index (Bloomberg: SX5E < Index >)

•     Nikkei® 225 Index (Bloomberg: NKY < Index >)

Initial Level	:	For each Underlying Index, the official closing level of such Underlying Index on the Initial Valuation Date

Final Level	:	For each Underlying Index, the arithmetic average of the closing levels of such Underlying Index on each Averaging Date

Payment at Maturity	:	The Noteholder will receive at maturity for each Note: • $1,000 + ($1,000 x EARN Return), subject to a minimum of $1,000 per Note

EARN Return	:

The greater of (i) zero and (ii) the sum of:

•     50% x Highest Performance Underlying Index

•     30% x Second Highest Performance Underlying Index

•     20% x Lowest Performance Underlying Index

Performance for each Underlying Index is calculated as:

(Final Level – Initial Level) / Initial Level

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Note	:	Global, Book-Entry. The Notes will be represented by a single registered global note deposited with The Depository Trust Company

Comparable Yield	:	Determined on the Initial Valuation Date

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Notes. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Note principal amount. Deutsche Bank AG may pay custodial fees to other broker dealers of up to 0.25% or $2.50 per $1,000 Note principal amount.

Security Codes	:	CUSIP: 2515A0 EA 7 ISIN: US2515A0EA79

Relevant Dates

Offering Period	:	July 2, 2007 – July 25, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	July 26, 2007

Initial Settlement Date	:	July 31, 2007

Averaging Dates	:	The twenty-sixth (26th) day of each October, January, April and July from (and including) October 26, 2007 to (and including) July 26, 2009, and October 27, 2009 (the “Final Averaging Date”), subject to postponement if any such day is not a trading day, in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

Maturity	:	October 30, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement.

EARN Product Snapshot

Structure:

• Underlying:	Basket comprised of three Basket Indices: the S&P 500® Index (Bloomberg: SPX <Index>), the Dow Jones EURO STOXX 50® (Bloomberg: SX5E < Index >) and the Nikkei® 225 Index (Bloomberg: NKY < Index >)
• Maturity:	October 30, 2009 (2 years, 3 months)
• Allocation:	50% / 30% / 20%
• Protection:	100%

Positioning:

•

Offers 100% participation in the EARN Return, which allocates at maturity a weighting of 50% to the top performing Underlying Index, 30% to the next best performing Underlying Index, and 20% to the worst performing Underlying Index.

Best Case Scenario:

•	Uncapped participation in the EARN Return.

Worst Case Scenario:

•	Only principal is returned at maturity.

Risk Considerations:

•	If the EARN Return is zero, the Notes will return only your principal at maturity.
•

You should be willing and able to hold your Notes to maturity. Principal protection and allocation of 50%, 30% and 20% weightings to the Underlying Indices based on performance are only valid at maturity.

•	Return on the Notes is linked to the values of the Underlying Indices (without taking into consideration the value of dividends paid on the component stocks of the Underlying Indices).
•	An investment in the Notes is subject to the credit of the Issuer.

Investing in the Notes involves a number of risks. See “Selected Risk Factors” in this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•	The hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Notes.
•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

	Scenario 1			Scenario 2			Scenario 3
Underlying Index	SPX	SX5E	NKY	SPX	SX5E	NKY	SPX	SX5E	NKY
Initial Level	1503.35	4489.77	18138.36	1503.35	4489.77	18138.36	1503.35	4489.77	18138.36
Final Level(1)	2255.03	5163.24	22672.95	751.68	3367.33	11789.93	2029.52	2469.37	25393.70
Index Return	50.00%	15.00%	25.00%	-50.00%	-25.00%	-35.00%	35.00%	-45.00%	40.00%
Weighting	50%	20%	30%	20%	50%	30%	30%	20%	50%
Contribution to Basket	25.00%	3.00%	7.50%	-10.00%	-12.50%	-10.50%	10.50%	-9.00%	20.00%
EARN Return		35.50%			0.00%			21.50%
Payment at Maturity(2)		$1,355.00			$1,000.00			$1,215.00
Annualized Return(3)		14.46%			0.00%			9.04%

(1)	For each Basket Index, the arithmetic average of the closing levels of such Basket Index on each Averaging Date.
(2)	Per $1,000 Note principal amount.
(3)	Assuming a term of 2 years and 3 months.

Selected Risk Factors

•

THE NOTES ARE 100% PRINCIPAL PROTECTED ONLY IF HELD TO MATURITY — You will receive at least the principal amount of your Notes if you hold your Notes to maturity. If you wish to sell your Notes prior to maturity, you will not receive any principal protection on the portion of your Notes sold and you may lose part or all of your investment.

•	YOUR RETURN WILL BE BASED ON THE AVERAGE CLOSING LEVELS OF THE UNDERLYING INDICES ON THE AVERAGING DATES.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Notes prior to maturity. You should be willing and able to hold your Notes to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive interest payments on the Notes or have voting rights or rights to receive cash dividends or other distributions.

•

THE RETURN ON THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE DOW JONES EURO STOXX 50® INDEX OR THE NIKKEI® 225 INDEX — Although the component stocks underlying the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are traded in currencies other than U.S. dollars, the notes are denominated in U.S. dollars and the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and each of the currencies in which the component stocks underlying the Dow Jones EURO STOXX 50® Index and the Nikkei® 225 Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect your return on the notes. The amount we pay in respect of the notes at maturity, if any, will be determined solely as described in the accompanying term sheet.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYING INDICES OR THE MARKET VALUE OF THE NOTES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, which could affect the level of the Underlying Indices or the value of the Notes.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the levels of the Underlying Indices on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 129V, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement V, term sheet No. 129V and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

“Standard & Poor’s”, “S&P”, “S&P 500” and “500” are trademarks of Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank AG. “Dow Jones EURO STOXX 50” and “STOXX” are service marks of STOXX Limited and Dow Jones and have been licensed for use by Deutsche Bank AG. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. and have been licensed for use by Deutsche Bank AG. The Notes are not sponsored, endorsed, sold, or promoted by S&P, STOXX Limited or Nikkei Inc. None of S&P, STOXX Limited or Nikkei Inc. makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of S&P, STOXX Limited or Nikkei Inc. has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE

NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY